EXHIBIT 5


                       April 26, 1995


Sears, Roebuck and Co.
Sears Tower
Chicago, Illinois 60684

Ladies and Gentlemen:

    I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Sears, Roebuck and Co. (the "Company") with the Securities and Exchange Commission on or about April 20, 1995 in connection with the registration under the Securities Act of 1933, as amended, of 13,233,127 common shares, $0.75 par value, of the Company issuable pursuant to the Company's 1990 and 1994 Employees Stock Plans and the Prospectus for use in connection therewith relating to 19,986,532 common shares, $0.75 par value (the "Common Shares") of the Company issuable under the Company's 1994 Employees Stock Plan, 1990 Employees Stock Plan, 1986 Employees Stock Plan, 1982 Employees Stock Plan and 1978 Employes Stock Plan (collectively, the "Plans"). I have examined pertinent documents and records including the Plans and the certificate of incorporation and by-laws of the Company, and I have also made such other examination as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

    I am of the opinion that the Common Shares to be issued pursuant to the Plans, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and that (except for statutory claims by laborers, servants, or employees for unpaid debts, wages or salaries, chargeable against certain of the principal shareholders only in the event of termination of listing and public trading in the Company's shares) no personal liability for obligations of the Company will attach to any holder of the Common Shares under existing statutes of the State of New York, in which the Company is incorporated.

    I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus relating to this Registration Statement.

                                 Very truly yours,

                                 /s/ Robert J. Pence

                                 Robert J. Pence
                                 Senior Counsel
                                 Corporate Law Department
                                 Sears, Roebuck and Co.